ADEPT TECHNOLOGY, INC. LETTERHEAD
                                                                    EXHIBIT 99.2

                         ADEPT ANNOUNCES COMPLETION OF
                               AUTOMATION ALLIANCE

Ottawa, Ontario and San Jose, California, October 30, 2001 - Adept Technology, Inc. (Nasdaq: ADTK) has completed its agreement to enter into the previously announced automation development alliance with JDS Uniphase Corporation (Nasdaq:
JDSU and TSE: JDU). Through this alliance, Adept will be JDS Uniphase's development partner for optical automation processes and solutions, and JDS Uniphase has made an investment of $25 million in Adept convertible preferred stock.

About Adept Technology

Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to, any statement or implication that the alliance between Adept and JDS Uniphase discussed in this press release will result in improved optical component or module manufacturing processes, or any benefits to either company, that Adept's technology can provide a solid foundation to enable JDS Uniphase to develop new products that reduce costs and increase reliability, and that the integration of Adept's platform and technology into JDS Uniphase's automation system will provide lower cost, higher quality and more scalable manufacturing capability throughout the JDS Uniphase organization. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the companies' respective results of operations, business and financial condition. These risks and uncertainties include, but are not limited to, factors discussed from time to time in reports filed by Adept with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and Adept assumes no obligation to update or qualify any of the statements made herein.

CONTACT:

ADEPT TECHNOLOGY
Maili Bergman
Director of Investor Relations
408 434 5158

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